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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INTERNATIONAL RECTIFIER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

November 24, 2003

Dear International Rectifier Stockholder:

        On November 24, International Rectifier Corporation (NYSE:IRF) held its annual stockholders meeting in California. Stockholders were asked to vote on four important proposals to the Company. Three of the proposals were approved by shareholder vote with most of the shares represented on these proposals. On Proposal 3, there were a significant number of shares that had not yet been voted. To ensure all shareholders are represented and have time to vote on this important proposal, International Rectifier adjourned the annual meeting until Monday, December 8, 2003. The annual meeting will reconvene at 10:00 a.m. at the Company's offices at 233 Kansas Street, El Segundo, California.

        Proposal 3 asks shareholders to vote on amendments to the Company's 2000 Incentive Plan, among them an increase of 6,000,000 shares available for award grants. This proposal is important for attracting, motivating, rewarding and retaining employees on a broad basis. The Board of Directors is recommending a "FOR" vote on this proposal.

        We ask that all shareholders cast their ballot no later than December 5, 2003, according to the instructions outlined on the proxy card each investor received electronically or by mail. To vote, you may go to http://investor.irf.com, click on the "Vote Proxy Now" button, and enter the appropriate information. Or, you may call the specific 1-800 number listed on your proxy card. If you did not receive your proxy card or need assistance in voting, please contact: Morrow & Company at 1-800-654-2468 or 1-212-754-8000.

        If you have any questions or need additional information, please call Steve Harrison, Vice President, Investor Relations, at 310-252-7731, or Portia Switzer, Manager, Investor Relations, at 310-726-8254.

Sincerely,

Alex Lidow
Chief Executive Officer

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SCHEDULE 14A INFORMATION